UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13 2012
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Seven Arts Entertainment Inc.
(Exact name of registrant as specified in its charter)
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Nevada	001-34250	45-3138068
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8439 Sunset Boulevard, 4th Floor, West Hollywood, CA 90069
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 323 372 3080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 6, 2012, Seven Arts Entertainment Inc. closed its definitive agreement to acquire certain music assets of David Michery.  The material assets that we acquired consisted of two completed albums with multi-platinum artist DMX, up to two additional albums from DMX and up to five albums from the platinum selling artists "Bone Thugs-N-Harmony."  The commitments and liabilities assumed were a promissory note dated June 15, 2010 in the amount of $200,000, and outstanding recording costs of the performances of DMX in amounts to be  approved by us but not to exceed $140,000.In connection with the acquisition, we issued 50,000 shares of our Series B convertible preferred stock, par value $100, (convertible at approximately $1.10 per share subject to amendment as at September 30, 2012) to Mr. Michery and his assigns and agreed to issue an additional 50,000 shares of our Series B convertible preferred stock to Mr. Michery and his assigns if two DMX albums and two Bone Thugs-N-Harmony albums generate an aggregate of net earnings before interest and taxes of $5,000,000 during the next five fiscal years.  Mr. Michery, who is a music industry veteran with an extensive track record of platinum albums, will be the Chief Executive Officer of Seven Arts Music Inc., a wholly-owned subsidiary of ours.

On March 6, 2012, we issued a press release announcing the closing of that transaction and the release date of the new single and video of "I Don't Dance" by DMX, one of the main assets acquired in the transaction.  A copy of that press release is attached to this Current Report as Exhibit 99.1.  In that release, we also announced:

1)
"I Don't Dance," the first single from DMX's upcoming album "Undisputed," will be released in the United States on March 13, 2012 through Fontana Distribution, a division of In Grooves, a digital distribution company partially owned by the Universal Music Group.

2)	The video of "I Don't Dance" featuring DMX and Bad Boy artist Machine Gun Kelly will be available for full service by March 30, 2012.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release dated March 6, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Seven Arts Entertainment Inc.

March 13, 2012	By:	/s/ Peter Hoffman
Peter Hoffman
Chief Executive Officer